Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of March 12, 2004 between CHAAS Holdings, LLC, a Delaware limited liability company (the “Company”) and Ronald J. Gardhouse (the “Executive”).

WHEREAS, the parties wish to establish the terms of Executive’s future employment with the Company; and

WHEREAS, for purposes of this Agreement, the term “Company” shall include direct and indirect subsidiaries of the Company and the Company may direct that one or more of such subsidiaries fulfill the Company’s obligations under this Agreement, including, but not limited to, any applicable obligations under Section 3 or 4 hereof.

Accordingly, the parties agree as follows:

1.                                       Employment, Duties and Acceptance.

1.1                                 Employment by the Company.  The Company shall employ the Executive effective as of March 15, 2004 (the “Effective Date”) to render exclusive, subject to the last sentence of this Section 1.1, and full-time services to the Company.  The Executive will serve in the capacity of Executive Vice President and, effective as of April 1, 2004, Chief Financial Officer, and such other positions of the Company or its subsidiaries as designated by the Company and shall report to the President and/or Chief Executive Officer of the Company.  The Executive will perform such lawful duties related to the business of the Company as are imposed on the holder of that office by the By-laws and other constituent documents of the Company and such other lawful duties related to the business of the Company as are customarily performed by one holding such positions in the same or similar businesses or enterprises as those of the Company.  The Executive will perform such other lawful duties related to the business of the Company as may be assigned to him from time to time by the President and/or Chief Executive Officer of the Company or the Board of Managers of the Company, either directly or indirectly through its Chairman.  The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company.  This provision, however, will not prevent the Executive from investing his funds or assets in any form or manner, or from acting as an advisor to or a member of, the board of directors of any companies, businesses, or charitable organizations, so long as such actions do not violate the provisions of Section 5 of this Agreement or interfere with the Executive’s performance of his duties hereunder.

1.2                                 Acceptance of Employment by the Executive.  The Executive accepts such employment and shall render the services described above.

2.                                       Duration of Employment.

Subject to Section 4 of this Agreement, this Agreement and the employment relationship hereunder will continue in effect for one (1) year from the Effective Date (the “Initial Term”), and the terms of this Agreement shall continue beyond the Initial Term in the following manner: the Initial Term shall be automatically extended by one (1) day to always be not less than one (1) year (the “Extended Term”); provided, however, that this extension shall cease upon the earlier of (i) the date of termination of employment or (ii) notice of termination of employment in the case of any termination under Section 4 hereof.  The Initial Term and the Extended Term are sometimes referred to in this Agreement as the “Term.”  In the event of the Executive’s termination of employment during the Term, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 4 of this Agreement.

3.                                       Compensation by the Company.

3.1                                 Base Salary.  As compensation for all services rendered pursuant to this Agreement, the Company will pay to the Executive an annual base salary of Two Hundred Twenty Five Thousand Dollars ($225,000), subject to an upward adjustment by the Board of Managers of the Company, in its sole discretion, and payable in accordance with the payroll practices of the Company (“Base Salary”).

3.2                                 Bonuses.  The Executive shall be eligible to receive from the Company an annual cash bonus in a range of thirty percent (30%) to sixty percent (60%) of Base Salary, subject, in any event, to the achievement by the Company of performance goals established by the Board of Managers of the Company, in its sole discretion.  For 2004, this bonus shall be prorated based on the period from the Effective Date to December 31, 2004.

3.3                                 Participation in Employee Benefit Plans.  The Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan (the “Disability Policy”), health program, pension plan or similar benefit plan of the Company, which may be available to other executives of the Company generally, on the same terms as such other executives; provided, however, the Executive has informed the Company that he shall not elect coverage under the hospitalization plan and health program..

3.4                                 Car Allowance.  The Executive shall be entitled to a monthly car allowance equal to One Thousand Two Hundred Fifty Dollars ($1,250), subject to quarterly review and reduction by the Company; provided that such reduction shall not result in an amount less than Six Hundred Dollars ($600).

3.5                                 Vacation.  The Executive shall be entitled to twenty (20) days of vacation per year.

3.6                                 Expense Reimbursement.  During the Term, the Executive shall be entitled to receive prompt  reimbursement of all reasonable out-of-pocket expenses properly incurred by him in connection with his duties under this Agreement, including reasonable expenses of entertainment and travel, provided that such expenses are documented and reported in accordance with the policies and procedures of the Company or the Board of Managers, as applicable, at the time the expenses are incurred.

3.7                                 Vesting Units.  As of the Effective Date, the Executive shall be allowed, for a period of thirty (30) days from the Effective Date, to purchase up to two hundred and forty (240) of the Company’s common units (“Restricted Units”) at a price to be mutually agreed upon by the Company and the Executive.  Restrictions applicable to the Restricted Units shall lapse (shall vest) as follows:  Forty (40) of the Restricted Units shall vest upon each of December 31, 2004, 2005 and 2006; provided the Executive is employed with the Company on each applicable vesting date.  Another forty (40) of the Restricted Units shall vest upon receipt of the audited financial statements of the Company for the years ending December 31, 2004, 2005 and 2006; provided that the applicable IRR Targets for each such year are achieved and the Executive is employed with the Company on each applicable vesting date.  The purchase of the Restricted Units shall be subject to a Vesting Unit Repurchase Agreement, the Company’s Operating Agreement and Management Subscription Agreement.  Capitalized terms not defined herein shall have the meanings ascribed to such terms under the Vesting Unit Repurchase Agreement.

3.8                                 Purchase of Strips.  For a period of thirty (30) days from the Effective Date, the Executive shall be provided the opportunity to purchase additional equity in the Company in an amount and a price to be agreed upon by the Company and the Executive (“Strips”).  The Company and Executive may agree to have the Company finance, with full recourse, up to fifty percent (50%) of the purchase price of such Strips.  The purchase of the Strips shall be subject to the Management Subscription Agreement, Unit Repurchase Agreement and Operating Agreement.

4.                                       Termination.

4.1                                 Termination Upon Death.  If the Executive dies during the Term, the Executive’s legal representatives shall be entitled to receive the Executive’s Base Salary and accrued bonus for the period ending on the last day of the month in which the death of the Executive occurs.

4.2                                 Termination Upon Disability.  If during the Term the Executive’s employment with the Company is terminated as a result of a “Disability” (as defined in the Disability Policy), the Executive (or his legal representatives) shall be entitled to receive the benefits set forth in Section 3.3 hereof applicable to a Disability.

4.3                                 Termination for Cause.  The Executive’s employment hereunder may be terminated by the Board of Managers of the Company for “Cause” (as herein defined) at any time.  “Cause” shall mean with respect to the Executive, (a) the Executive’s continued failure to substantially perform the Executive’s duties, (b) failure to follow the lawful directions of the President and Chief Executive Officer of the Company or the Board of Managers of the Company, either directly or indirectly through its Chairman, (c) material, willful acts of dishonesty, theft or fraud resulting or intending to result in personal gain or enrichment at the expense of the Company, (d) commission of a felony, (e) a violation of any written policy of the Company including, but not limited to, the Company’s employment manuals, rules and regulations which materially and adversely affects the Company or could reasonably be expected to materially and adversely affect the Company, or (f) the Executive engaging in any act that is intended, or may reasonably be expected to materially harm the reputation, business or operations of the Company or any member of its Board of Managers or (g) any other material breach of this Agreement or any other agreement with the Company that the Executive signs in his personal capacity, including, but not limited to, any non-competition and confidentiality agreement.  Prior to a termination for Cause, the Executive shall be entitled to written notice from the Company and ten (10) business days to cure the deficiency leading to the Cause determination, if such deficiency is curable.  Notwithstanding the foregoing and without limiting the foregoing in any way, for the avoidance of doubt, the Executive shall receive written notice and ten (10) business days to cure a deficiency under Section 4.3(a) or (b) hereof.

Upon termination for Cause hereunder, the Executive shall be entitled to receive the Executive’s Base Salary through the date of termination.

4.4                                 Voluntary Termination without Employee Good Reason.  The Executive may upon at least sixty (60) but not more than ninety (90) days prior written notice to the Company terminate employment hereunder without Employee Good Reason, as defined in Section 4.6.  Upon a voluntary termination without Employee Good Reason, the Executive shall be entitled to receive the Executive’s Base Salary through the date of termination; provided, however, that if the Company shall waive part or all of such sixty (60) but not more than ninety (90) day notice period, the Executive shall only receive Base Salary to the date of termination specified in such waiver.

4.5                                 Termination by the Company Other Than For Cause.

(a)                                  The Company may terminate the Executive’s employment at any time other than for Cause.  If, prior to the expiration of this Agreement, the Company terminates the Executive’s employment for any reason other than Cause, then in lieu of additional salary payments to the Executive for periods subsequent to the date of such termination, the Company shall pay to the Executive (i) (A) if termination occurs prior to the first anniversary of the Effective Date, his Base Salary for 6 months after termination, (B) if termination occurs on or after the first anniversary but prior to the second anniversary of the Effective Date, his Base Salary for 9 months after termination and (C) if termination occurs on or after the second anniversary of the Effective Date, his Base Salary for 12 months after termination, plus (ii) a pro rata portion of the bonus that is determined under the terms of Section 3.2, if any, such bonus to be determined at year end, based on the period of months from January 1 of the year of termination of employment to the date of termination of employment multiplied by (A) 50% if termination occurs prior to the first anniversary of the Effective Date, (B) 75% if termination occurs on or after the first anniversary but prior to the second anniversary of the Effective Date and (C) 100% if termination occurs on or after the second anniversary of the Effective Date and (iii) the Company shall reimburse the Executive for the applicable premiums under COBRA to receive insurance coverage from the Company commencing on the date of termination through the date which is the earlier to occur of (1) expiration of the applicable Term and (2) the day on which the Executive shall be included in any insurance program provided by any other employer.

(b)                                 Nothing contained in this Section 4.5 shall prevent the Executive from receiving any and all benefits payable under any severance benefit plan or program maintained by the Company to which the Executive is entitled.

4.6                                 Voluntary Termination with Employee Good Reason.  (a)  The Executive may upon at least sixty (60) days prior written notice to the Company terminate employment hereunder with Employee Good Reason (as herein defined).  Upon a termination with Employee Good Reason, in lieu of additional salary payments to the Executive for periods subsequent to the date of such termination, the Company shall pay to the Executive (i) his Base Salary for a period of twelve (12) months after such termination plus (ii) a pro rata portion of the bonus that is determined under the terms of Section 3.2, if any, such bonus to be determined at year end, based on the period of months from January 1 of the year of termination of employment to the date of termination of employment and (iii) the Company shall reimburse the Executive for the applicable premiums under COBRA to receive insurance coverage from the Company commencing on the date of termination through the date which is the earlier to occur of (1) the expiration of twelve (12) months after termination of employment and (2) the day on which the Executive shall be included in any insurance program provided by any other employer; provided, however, that if the Company shall waive part or all of such sixty (60) day notice period, the items listed in (i), (ii) and (iii) shall run from the date of termination contained in such waiver.

(b)                                 The term “Employee Good Reason” shall mean, without the consent of the Executive (i) a reduction in Base Salary or any agreed upon benefit under this Agreement; provided that the Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program (in each case, other than Base Salary) provided to the Executive for any reason and without the Executive’s consent if such modification, suspension or termination is consistent with modifications, suspensions or terminations for other senior executive employees of the Company, (ii) a material reduction in the Executive’s responsibilities or duties (other than a change in the number or identity of persons reporting to the Executive) or the title of Executive Vice President and (after April 1, 2004) Chief Financial Officer or (iii) the requirement by the Board of Managers of the Company that the Executive relocate his residence from the Detroit, Michigan area; provided, that, the Company shall have thirty (30) days after receipt of notice from the Executive pursuant to this Section 4.6 to cure the deficiency resulting in the termination with Employee Good Reason.

4.7                                 Removal from any Boards and Positions.  If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board of Managers of the Company or board of managers or board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company or any of its subsidiaries.

5.                                       Restrictions and Obligations of the Executive.

5.1                                 Confidentiality.  (a)  During the course of the Executive’s employment by the Company, the Executive will have access to certain trade secrets and confidential information relating to the Company which is not readily available from sources outside the Company.  The confidential and proprietary information and, in any material respect, trade secrets of the Company are among its most valuable assets, including but not limited to, its customer and vendor lists, database, engineering, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers and operates its retail and other businesses.  The Company invested, and continues to invest, considerable amounts of time and money in its process, technology, know-how, obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Company.  The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Company.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company and its business, which shall have been obtained by the Executive during the Executive’s employment by the Company or predecessor of the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Company or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto.  The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b)                                 All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 5.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, and the Executive shall not remove any such items from the premises of the Company, except in furtherance of the Executive’s duties under any employment agreement.

(c)                                  It is understood that while employed by the Company the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment.  At the Company’s request and expense, the Executive will assist the Company during the period of the Executive’s employment by the Company and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)                                 As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

5.2                                 Non-Solicitation or Hire.  During the Term and (i) for a three (3) year period following a termination of the Executive’s employment by the Company for Cause or a voluntary termination by the Executive without Employee Good Reason or (ii) for eighteen (18) months following the termination of the Executive’s employment by the Executive with Employee Good Reason or by the Company without Cause, the Executive shall not, (a) solicit, directly or indirectly, any party who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the relevant date, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries and relating to the Business (provided that if the Executive intends to solicit any such party for any other purpose, he shall notify the Company of such intention) or (b) employ or solicit, directly or indirectly, for employment any person who is an employee of the Company or any of its subsidiaries at the time of termination or who was an employee of the Company or any of its subsidiaries at any time during the six (6) month period immediately prior to any such solicitation or employment.

5.3                                 Non-Competition.  During the Term and (i) for a three (3) year period  following a termination of the Executive’s employment by the Company for Cause or a voluntary termination by the Executive without Employee Good Reason or (ii) for eighteen (18) months following the termination of the Executive’s employment by the Executive with Employee Good Reason or by the Company without Cause, the Executive shall not directly or indirectly, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or an affiliate or successor of the Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly, engages or proposes to engage in (A) designing, engineering, manufacturing, selling or distributing (x) towing systems and roof rack systems and related accessories or (y) any other product which the Company designs, engineers, manufactures, sells or distributes on or prior to the termination of the Executive’s employment (the “Business”) or (B) in providing services that are similar to, may be used as substitutes for or are in competition with the Business, anywhere in the world in which the Company or any of its subsidiaries engages or proposes to engage in such Business.  Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded equity securities of any competing enterprise (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

5.4                                 Reputation.  The Executive agrees not to engage in any act that is intended, or may reasonably be expected to materially harm the reputation, business, prospects or operations of the Company, any member of its Board of Managers, Castle Harlan, Inc. or Castle Harlan, Partners IV, L.P., in either case, unless as required by law or an order of a court or governmental agency with jurisdiction

5.5                                 Property.  The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company are the sole property of the Company (“Company Property”).  During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, or any affiliate, except in furtherance of his duties under the Agreement.  When the Executive terminates his employment with the Company, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

5.6                                 Work Product.  The Executive agrees that all inventions, discoveries, systems, interfaces, protocols, concepts, formats, creations, developments, designs, programs, products, processes, investment strategies, materials, computer programs or software, data bases, improvements, or other properties related to the business of the Company or any of its affiliates, conceived, made or developed during the term of his employment with the Company, whether conceived by the Executive alone or working with others, and whether patentable or not (the “Work Product”), shall be owned by and belong exclusively to the Company.  The Executive hereby assigns to the Company his entire rights to the Work Product and agrees to execute any documents and take any action reasonably requested by the Company (at the Company’s sole cost and expense) to protect the rights of the Company in any Work Product.  The Executive acknowledges that any copyrightable subject matter created by the Executive within the scope of his employment, whether containing or involving Confidential Information or not, is deemed a work-made-for-hire under Chapter 17 of the United States Code, entitled “Copyrights,” as amended, and the Company shall be deemed the sole author and owner thereof for any purposes whatsoever.  In the event of any unauthorized publication of any Confidential Information, the Company shall automatically own the copyright in such publication.  Further, the Company shall automatically hold all patents and/or trademarks, if any, with respect to any Work Product.

6.                                       Other Provisions.

6.1                                 Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing, as follows:

(a)

If the Company, to:

CHAAS Holdings, LLC
12900 Hall Road
Suite 200
Sterling Heights, MI 48313

Attention: Chief Executive Officer
Telephone: 586-997-2900
Fax: 586-997-6839

With a copy to:

Castle Harlan Partners IV, L.P.
150 E. 58th Street
New York, NY 10155

Attention:	Marcel Fournier
Telephone:	(212) 644-8600
Fax:	(212) 207-8042

and

Attention:	Howard Weiss
Telephone:	(212) 644-8600
Fax:	(212) 759-0486

And a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Attention:	André Weiss, Esq.
Telephone:	(212) 756-2000
Fax:	(212) 593-5955

(b)

If the Executive, to his home address set forth in the records of the Company.

6.2                                 Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

6.3                                 Representations and Warranties by Executive.  The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

6.4                                 Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.5                                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of laws principles.

6.6                                 Assignability.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign this Agreement and its rights, together with its obligations, to any other entity which will substantially carry on the business of the Company.

6.7                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

6.8                                 Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

6.9                                 Remedies; Specific Performance.  The parties hereto hereby acknowledge that the provisions of Section 5 are reasonable and necessary for the protection of the Company.  In addition, the Executive further acknowledges that the Company will be irrevocably damaged if such covenants are not specifically enforced.  Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants.  In addition, without limiting the Company’s remedies for any breach of any restriction on the Executive set forth in Section 5, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 4.

6.10                           Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

The Executive acknowledges that the restrictive covenants contained in Section 5 are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects.

6.11                           Judicial Modification.  If any court or arbitrator determines that any of the covenants in Section 5, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

6.12                           Tax Withholding.  The Company or other payor is authorized to withhold, from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board of Managers of the Company to satisfy all obligations for the payment of such withholding taxes.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Ronald J Gardhouse
Ronald J. Gardhouse

CHAAS HOLDINGS, LLC

By:	/s/ Terence C. Seikel
Name: Terence C. Seikel
Title: